Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject:	SECOND QUARTER REPORT	Approved by:	JON S. PILARSKI

ELKHART, INDIANA — JANUARY 11, 2013

SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF

Skyline’s net sales for the second quarter of fiscal year 2013 were $41,836,000 as compared to $45,296,000 in the second quarter of fiscal 2012. For the first half of fiscal 2013, net sales were $91,756,000 as compared to $95,580,000 in the first half of fiscal 2012.

Net sales for Skyline’s housing segment were $28,545,000 in the second quarter of fiscal 2013 as compared to $32,160,000 in the second quarter of fiscal 2012. For the first half of fiscal 2013, net sales were $59,457,000 as compared to $61,303,000 in the first half of fiscal 2012.

Net sales for Skyline’s recreational vehicle segment were $13,291,000 in fiscal 2013’s second quarter as compared to $13,136,000 for the second quarter of fiscal 2012. For the first half of fiscal 2013, net sales were $32,299,000 as compared to $34,277,000 for the same period a year ago.

Skyline reported a net loss of $1,725,000 in the second quarter of fiscal 2013 as compared to a net loss of $3,422,000 in the second quarter of fiscal 2012. On a per share basis, net loss was $.21 as compared to a net loss of $.40 for the same period a year ago. For the first half of fiscal 2013, net loss was $5,193,000 compared to a net loss of $10,267,000 for a year ago. Net loss per share was $.62 as compared to a net loss per share of $1.22 for the same period a year ago. Included in current year’s pretax loss for the second quarter and first half was a $1,411,000 gain on the sale of idle property, plant and equipment. Likewise, prior year’s pretax loss for the second quarter and first half was a $2,500,000 gain on the sale of idle property, plant and equipment.

As Skyline begins its third quarter, historically the slowest period in its fiscal year, it continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees and initiatives to increase revenue and reduce costs, should assist the Corporation meet challenges as they occur.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended				Six Months Ended
	November 30,				November 30,
	(Unaudited)				(Unaudited)
	2012		2011		2012		2011
Net sales	$41,836		$45,296		$91,756		$95,580

Loss before income taxes	(1,725	)(A)	(3,422	)(B)	(5,193	)(A)	(10,267	)(B)

Benefit from income taxes	—		—		—		—

Net loss	$(1,725)		$(3,422)		$(5,193)		$(10,267)

Basic loss per share	$(.21)		$(.40)		$(.62)		$(1.22)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

(A)	Includes $1,411 gain on sale of idle property, plant and equipment.
(B)	Includes $2,500 gain on sale of idle property, plant and equipment.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	November 30, (Unaudited)
	2012	2011
ASSETS

Cash, restricted cash and temporary cash investments	$24,268	$39,051
Accounts receivable	8,356	7,944
Note receivable, current	45	—
Inventories	10,711	10,034
Other current assets	3,970	3,103

Total Current Assets	47,350	60,132

Note receivable, long-term	1,655	—

Property, Plant and Equipment, net	19,508	22,523

Other Assets	6,121	5,993

Total Assets	$74,634	$88,648

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,914	$2,664
Accrued liabilities	12,759	13,287

Total Current Liabilities	15,673	15,951

Other Deferred Liabilities	7,990	7,436

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	111,475	125,765
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	50,971	65,261

Total Liabilities and Shareholders’ Equity	$74,634	$88,648